UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2026

EL POLLO LOCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36556	20-3563182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Anton Boulevard, Suite 1100, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 599-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LOCO	The Nasdaq Stock Market LLC
Rights to Purchase Series A Preferred Stock, par value $0.01 per share		The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b- 2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2026, El Pollo Loco Holdings, Inc. (the “Company”) announced the appointment of Damon Thomas as Chief Operating Officer of the Company, effective September 21, 2026.  He will report directly to Chief Executive Officer Elizabeth “Liz” Williams.

Mr. Thomas, age 49, previously served as Senior Vice President, Operations at Shake Shack Enterprises, where he worked from August 2023 to September 2026. From June 2022 to August 2023, Mr. Thomas served as Vice President, Operations at Yoshinoya America.  Prior to that, he held senior operations roles at multiple food and restaurant companies, including Quest Food Management Services and Raising Cane’s Chicken Fingers.

In connection with this appointment, Mr. Thomas entered into an offer letter agreement with the Company setting forth the terms of his employment (the “Offer Letter”). The Offer Letter provides that Mr. Thomas will receive an annual base salary of $425,000 and will have an annual target cash bonus opportunity equal to 75% of his annual base salary based on applicable individual goals and performance metrics as determined by the Board of Directors (the “Board”) of the Company or the Compensation Committee of the Board (the “Compensation Committee”). Mr. Thomas will receive a minimum annual bonus of $225,000 for 2026. Beginning in 2027, Mr. Thomas will be eligible to receive an annual equity award with a grant date value of approximately $400,000, which award(s) are expected to vest over a 3-year term at a rate of 33% annually. The Offer Letter further provides that Mr. Thomas will be granted a one-time grant of time-based restricted stock and performance share units in connection with his commencement of employment with a grant date value of approximately $500,000, expected to vest over three years following the date of grant, subject to continued employment and the attainment of the applicable performance conditions. The Offer Letter also states that Mr. Thomas will receive a sign-on bonus of $25,000. He will also be entitled to receive certain severance benefits (generally 12 months of continued base salary payments) in the event his employment is terminated by the Company without cause or if he resigns for good reason, provided he remains in compliance with the terms of the Offer Letter, and conditioned upon Mr. Thomas signing and not revoking a separation agreement and release of claims.

There are no arrangements or understandings between Mr. Thomas and any other persons pursuant to which he was selected as the Company’s Chief Operating Officer. There are also no family relationships between Mr. Thomas and any directors or executive officers of the Company, and Mr. Thomas is not a party to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K. We also anticipate that Mr. Thomas will enter into the Company’s standard form of indemnification agreement between the Company and its directors and executive officers.

The preceding summary of the Offer Letter is qualified in its entirety by reference to the complete terms and conditions of the Offer Letter, which will be filed as an exhibit to the Company’s next quarterly Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Pollo Loco Holdings, Inc.
(Registrant)

September 25, 2026

Interim Chief Executive Officer and
/s/ Ira Fils
Ira Fils
Chief Financial Officer